Exhibit (h)(xxiv)

AMENDMENT TO ADMINISTRATION AGREEMENT

AMENDMENT AGREEMENT, effective as of August 1, 2007, by and among WILLIAM BLAIR FUNDS, a business trust organized under the laws of the State of Delaware (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).

WHEREAS the Fund and Investors Bank & Trust Company entered into an Administration Agreement dated November 1, 2004, as amended from time to time (the “Administration Agreement”);

WHEREAS, effective July 2, 2007, Investors Financial Services Corp., parent of Investors Bank & Trust Company, was acquired by and merged into State Street Corporation. In this transaction, Investors Bank & Trust Company merged into State Street, a wholly-owned subsidiary of State Street Corporation; and

WHEREAS, the Fund and State Street desire to amend the Administration Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment.

(a) Section 7(a) of the Administration Agreement is hereby amended by deleting such Section 16.1 in its entirety and by inserting in lieu thereof, the following:

“This Agreement shall remain in effect until July 31, 2010 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall continue until terminated by either party upon one-hundred-twenty (120) days prior written notice to the other party.

Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within 90 days of receipt of such notice.”

(b) Appendix A of the Administration Agreement is hereby amended by deleting such Appendix A in its entirety and inserting in lieu thereof the attached Appendix A.

(c) Notice to the Fund provided under Section 8(a) shall be sent to:

To the Fund:

William Blair Funds

222 West Adams Street

Chicago, IL 60606

Attn: President

To State Street:

State Street Corporation

200 Clarendon Street

Boston, MA 02116

Attn: Tim McGowan

2.	Miscellaneous.

(a) Except as amended hereby, the Administration Agreement shall remain in full force and effect.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

WILLIAM BLAIR FUNDS

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Chief Compliance Officer

Appendix A

William Blair Funds

•	William Blair Growth Fund

•	William Blair Ready Reserves Fund

•	William Blair Income Fund

•	William Blair International Growth Fund

•	William Blair Value Discovery Fund

•	William Blair Tax-Managed Growth Fund

•	William Blair Large Cap Growth Fund

•	William Blair Small Cap Growth Fund

•	William Blair Institutional International Growth Fund

•	William Blair Small-Mid Cap Growth Fund

•	William Blair International Equity Fund

•	William Blair Institutional International Equity Fund

•	William Blair Mid Cap Growth Fund

•	William Blair International Small Cap Growth Fund

•	William Blair Emerging Markets Growth Fund

•	William Blair Bond Fund